Exhibit 99.1

VIASPACE SUBSIDIARY IONFINTY OBTAINS ARMY CONTRACT
FOR SYSTEM TO DETECT CHEMICAL AGENTS & IEDS

PASADENA, CA — August 23, 2006—VIASPACE Inc. (OTCBB: VSPC), a company that works to transform proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions, announced today that its subsidiary, Ionfinity LLC, has been awarded a Phase I STTR contract by the U.S. Army. The goal of this contract is to design and prototype a field portable, highly-efficient, integrated system for detection and identification of chemical agents such as industrial toxic gases and chemical components of Improvised Explosive Devices (IEDs). The system is planned be integrated with one of the Army’s unmanned ground vehicles intended for medical force health protection and combat casualty care missions. Ionfinity is teamed with the NASA Jet Propulsion Laboratory and Imaginative Technologies, LLC which has developed a miniature Differential Mobility Spectrometer. This spectrometer has already demonstrated detection of airborne chemicals such as chlorocarbons and explosives including TNT, nitroglycerin and plastic explosives at low levels. The Ionfinity system would be validated for chemical agent detection by the Edgewood Chemical Biological Center at the Aberdeen Proving Grounds, Maryland as part of Phase II of this STTR project.

Ionfinity is working to develop the next-generation mass spectrometry technology, which could not only revolutionize the traditional applications of mass spectrometry for industrial process control and environmental monitoring, but could also ring in a new era of detection systems for homeland security and defense.

About VIASPACE: Founded in 1998 with the objective of transforming proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions that solve today’s complex problems, VIASPACE benefits from important patent and software licenses from Caltech, which manages NASA’s Jet Propulsion Laboratory. For more information, please see www.VIASPACE.com, or contact Dr. Jan Vandersande, Director of Communications at 800-517-8050, or IR@VIASPACE.com.

Press contact: Carl Kukkonen 626-768-3360
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This news release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future events or our future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. The risks are outlined in our periodic filings with the U.S. Securities and Exchange Commission, as well as general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business consumption habits and other factors over which VIASPACE has little or no control.